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                                   EXHIBIT 11
                                   ----------

                        COMPUTATION OF PER SHARE EARNINGS
                        ---------------------------------
                               ALLEN TELECOM INC.
                               ------------------
                             (Amounts in Thousands)


Net income and common shares used in the calculations of earnings per common share were computed as follows:

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                          ----------------------------------
                                                              1998                1997
                                                          --------------     ---------------
Income:
-------

    Net income applicable to
         Common stock - Basic and Diluted                       $ 6,338             $ 7,026
                                                          ==============     ===============

Common Shares:
--------------

    Weighted average common shares outstanding-
       Basic                                                     27,160              26,650

    Assumed exercise of stock options                               250                 380
                                                          --------------     ---------------

    Common shares - Diluted                                      27,410              27,030
                                                          ==============     ===============